UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AVINGER, INC.
(Name of Registrant as Specified In Its Charter)

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400 CHESAPEAKE DRIVE

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on December 20, 2021

Dear Stockholders of Avinger, Inc.:

We cordially invite you to attend the 2021 annual meeting of stockholders, which we refer to as the Annual Meeting, of Avinger, Inc., a Delaware corporation, which will be held on December 20, 2021 at 1:00 p.m. Pacific Time, in person at our offices at 400 Chesapeake Drive, Redwood City, California 94063, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors to serve until the 2024 annual meeting of stockholders and until the directors’ successors are duly elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3.	To approve on a non-binding advisory basis the compensation of our named executive officers;

4.	To approve on a non-binding advisory basis the preferred frequency of future stockholder advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on October 28, 2021 as the record date for the Annual Meeting.  Only stockholders of record on October 28, 2021 are entitled to notice of and to vote at the Annual Meeting.  Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

The Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” containing instructions on how to access this proxy statement and our annual report, is first being mailed on or about November 5, 2021 to all stockholders entitled to vote at the Annual Meeting.  The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.  The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com.  All you have to do is enter the control number located on your Notice or proxy card.

We are carefully monitoring the public health impact of the COVID-19 pandemic, and may decide to forego the physical, in person Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. While we understand this could disrupt the travel plans of those who plan to attend, our first priority is the health and safety of our communities, stockholders, employees and other stakeholders. In the event we decide to hold a virtual-only Meeting or some other alternative, stockholders will be notified and provided with additional details in a press release, at our website at www.avinger.com, and pursuant to filings we make with the SEC. At any virtual-only Meeting, we will ensure that all stockholders or their proxyholder have the ability to participate, ask questions and vote their shares. As always, we encourage you to vote your shares prior to the Meeting.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Avinger.

By order of the Board of Directors,
/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer
Redwood City, California
November 5, 2021

AVINGER, INC.

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on December 20, 2021

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of Avinger, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof, which we refer to as the Annual Meeting.  The Annual Meeting will be held on December 20, 2021 at 1:00 p.m. Pacific Time, at our offices at 400 Chesapeake Drive, Redwood City, California 94063.  The Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” containing instructions on how to access this proxy statement and our annual report, is first being mailed on or about November 5, 2021 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read this entire proxy statement carefully.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

●	the election of two Class III directors to serve until our 2024 annual meeting of stockholders and until the directors’ successors are duly elected and qualified;

●	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

●	approval on a non-binding advisory basis of the compensation of our named executive officers;

●	approval on a non-binding advisory basis of the frequency of future stockholder advisory votes on executive compensation; and

●	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

●	“FOR” the election of James G. Cullen and Tamara N. Elias as the Class III directors;

●	“FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

●	“FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers.

●	“1 YEAR” for the preferred frequency of future stockholder advisory votes on executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 28, 2021, the record date for the Annual Meeting, may vote at the Annual Meeting.  Holders of our Series A Preferred Stock, par value $0.001 per share, or Series A Preferred Stock, and Series B Convertible Preferred Stock, par value $0.001 per share, or Series B Preferred Stock, are not entitled to notice of or a vote upon any matters to be presented at the Annual Meeting. As of the record date, there were 95,563,955 shares of our common stock outstanding.  In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date.  Stockholders are not permitted to cumulate votes with respect to the election of directors.

Registered Stockholders.  If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting.  Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders.  If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares.  Beneficial owners are also invited to attend the Annual Meeting.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.  Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

We are carefully monitoring the public health impact of the COVID-19 pandemic, and may decide to forego the physical, in person Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. While we understand this could disrupt the travel plans of those who plan to attend, our first priority is the health and safety of our communities, stockholders, employees and other stakeholders. In the event we decide to hold a virtual-only Meeting or some other alternative, stockholders will be notified and provided with additional details in a press release, at our website at www.avinger.com and pursuant to filings we make with the SEC. At any virtual-only Meeting, we will ensure that all stockholders or their proxyholder have the ability to participate, ask questions and vote their shares. As always, we encourage you to vote your shares prior to the Meeting.

How many votes are needed for approval of each proposal?

●

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved.  “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors.  As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  You may vote “for” or “withhold” on each of the nominees for election as a director.

●

Proposal No. 2: The ratification of the appointment of Moss Adams LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved.  Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal.  Because this proposal is considered a “routine” matter under applicable stock exchange rules, we do not expect to receive any broker non-votes on this proposal.

●

Proposal No. 3: The approval on a non-binding advisory basis of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

●

Proposal No. 4: The approval on a non-binding advisory basis of the preferred frequency of future stockholder advisory votes on executive compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law.  The presence, in person or by proxy, of one-third of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.  Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 19, 2021 (have your Notice or proxy card in hand when you visit the website);

●	by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call);

●	by completing and mailing your proxy card (if you received printed proxy materials); or

●	by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend. We are carefully monitoring the public health impact of the COVID-19 pandemic, and may decide to forego the physical, in person Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. In the event we decide to hold a virtual-only Meeting or some other alternative, stockholders will be notified and provided with additional details in a press release, at our website at www.avinger.com and pursuant to filings we make with the SEC. At any virtual-only Meeting, we will ensure that all stockholders or their proxyholder have the ability to participate, ask questions and vote their shares. As always, we encourage you to vote your shares prior to the Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee.  You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares.  Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet.  However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee.  As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or by telephone;

●	completing and mailing a later-dated proxy card;

●	notifying the Secretary of Avinger, Inc., in writing, at 400 Chesapeake Drive, Redwood City, California 94063; or

●	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited.  Therefore, admission will be on a first-come, first-served basis.  Registration will open at 12:40 p.m. Pacific Time and the Annual Meeting will begin at 1:00 p.m. Pacific Time.  Each stockholder should be prepared to present:

●	valid government photo identification, such as a driver’s license or passport; and

●

if you are a street name stockholder, proof of beneficial ownership as of October 28, 2021, the record date, such as your most recent account statement reflecting your stock ownership prior to October 28, 2021, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.  Please allow ample time for check-in.  Parking is limited.

We are carefully monitoring the public health impact of the COVID-19 pandemic, and may decide to forego the physical, in person Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. In the event we decide to hold a virtual-only Meeting or some other alternative, stockholders will be notified and provided with additional details in a press release, at our website at www.avinger.com and pursuant to filings we make with the SEC. At any virtual-only Meeting, we will ensure that all stockholders or their proxyholder have the ability to participate, ask questions and vote their shares. As always, we encourage you to vote your shares prior to the Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors.  Jeffrey M. Soinski and Mark Weinswig have been designated as proxy holders by our board of directors.  When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.  If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares.  If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet.  The Notice containing instructions on how to access our proxy materials is first being mailed on or about November 5, 2021 to all stockholders entitled to vote at the Annual Meeting.  Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.  We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting.  All expenses associated with this solicitation will be borne by us.  We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf.  In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on “routine” matters, including: the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, the advisory vote on the compensation of our named executive officers, and the advisory vote on the preferred frequency of future advisory votes on executive compensation, each of which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting.  We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved.  Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders.  This procedure reduces our printing costs, mailing costs and fees.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials.  To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Avinger, Inc.

Attention: Investor Relations

400 Chesapeake Drive

Redwood City, California 94063

Tel: (650) 241-7916

Email: ir@avinger.com

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices, at the address below, not later than July 8, 2022.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Stockholder proposals should be addressed to:

Avinger, Inc.

Attention: Secretary

400 Chesapeake Drive

Redwood City, California 94063

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws.  To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

●	not earlier than August 22, 2022; and

●	not later than the close of business on September 21, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2022 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

●	the 90th day prior to our 2022 annual meeting of stockholders; or

●	the 10th day following the day on which public announcement of the date of our 2022 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our amended and restated bylaws.  In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov.  You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of four members.  Three of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market, or Nasdaq.  Our board of directors is divided into three staggered classes of directors.  At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of October 1, 2021 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
James G. Cullen(1)(2)(3)	III	79	Director and Chairman of the Board of Directors	2014	2021	2024
Tamara N. Elias(1)(2)(3)	III	50	Director	2019	2021	2024

Continuing Directors
James B. McElwee(1)(2)(3)	II	69	Director	2011	2023	—
Jeffrey M. Soinski	I	59	President, Chief Executive Officer and Director	2014	2022	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

James G. Cullen has served as a member of our board of directors since December 2014, as our Lead Independent Director since January 2015 and as our Non-Executive Chairman since December 2017. During the last five years, Mr. Cullen has held board and committee positions with various companies. Mr. Cullen is currently a director of Keysight Technologies, which was spun out of Agilent Technologies, where he was previously a director. Mr. Cullen previously served as a director and chairman of the audit committee of Johnson & Johnson and as a director and member of the investment and finance committees of Prudential Financial. From 1993 to 2000, Mr. Cullen was President, Vice Chairman and Chief Operating Officer of Bell Atlantic Corporation (now Verizon). From 1989 to 1993, he was President and Chief Executive Officer of Bell Atlantic-New Jersey. Mr. Cullen holds a B.A. in Economics from Rutgers University and an M.S. in Management Science from the Massachusetts Institute of Technology.

We believe Mr. Cullen is qualified to serve as a member of our board of directors because of his extensive experience serving on the boards of public companies as well as his financial and business expertise.

Tamara N. Elias, M.D., was appointed to our board of directors in December 2019. Dr. Elias currently serves as VP, Head of Global Partnerships at Merck. Previously she served as Vice President of Clinical Product Development at Aetna from February 2018 to December 2019. From 2015 to 2017, Dr. Elias was Vice President of Corporate Strategy and Business Development for the $8 billion medical segment at Becton Dickinson. From 2007-2015, Dr. Elias was a Partner with Essex Woodlands Healthcare Partners, a healthcare only growth equity firm founded in 1985. Earlier in her career, Dr. Elias was a management consultant at McKinsey, advising pharmaceutical, diagnostic and device companies in R&D, product commercialization and M&A. She currently serves on the board of REVA Medical and has also previously served on the boards of several private companies, including Millennium Pharmacy Systems (sold to PharMerica), BreatheAmerica and Influence Health (sold to Healthgrades) as well on the public company board of ATS Medical (sold to Medtronic). Dr. Elias holds degrees in Biology and Anthropology from Yale University, and an M.D. from The Johns Hopkins School of Medicine. She trained as a general surgeon at Massachusetts General Hospital.

We believe Dr. Elias is qualified to serve as a member of our board of directors because of her substantial corporate development and business strategy expertise and her experience in the healthcare industry.

Continuing Directors

James B. McElwee has served as a member of our board of directors since March 2011. Mr. McElwee has served as an independent venture capital investor since 2010. Mr. McElwee served as general partner of Weston Presidio, a private equity and venture capital firm, from 1992 to 2010. During his tenure as a general partner and member of the investment committee, Weston Presidio led the start up financing of JetBlue Airways and made investments in Fender Musical Instruments, The Coffee Connection, Guitar Center, Mapquest, Party City, Petzazz, RE/MAX, and others.

We believe Mr. McElwee is qualified to serve as a member of our board of directors because of his substantial corporate development and business strategy expertise gained in the venture capital industry.

Jeffrey M. Soinski has served as our President, Chief Executive Officer and a member of our Board of Directors since December 2014. From its formation in September 2009 until the acquisition of its Unisyn business by GE Healthcare in May 2013, Mr. Soinski served as Chief Executive Officer of Medical Imaging Holdings and its primary operating company Unisyn Medical Technologies, a national provider of technology-enabled products and services to the medical imaging industry. Mr. Soinski was a Director of Medical Imaging Holdings and its remaining operating company Consensys Imaging Service from September 2009 until its sale in October 2017. Mr. Soinski served periodically as a Special Venture Partner from July 2008 to June 2013 and as a Special Investment Partner since October 2016 for Galen Partners, a leading healthcare-focused private equity firm, which included Medical Imaging Holdings as one of its portfolio companies. From 2001 until its acquisition by C.R. Bard in 2008, Mr. Soinski was President and CEO of Specialized Health Products International, a publicly-traded manufacturer and marketer of proprietary safety medical products. He served on the board of directors of Merriman Holdings, parent of Merriman Capital, a San Francisco-based investment banking and brokerage firm, from 2008 until March 2016. Mr. Soinski holds a B.A. degree from Dartmouth College.

We believe Mr. Soinski is qualified to serve as a member of our board of directors because of his extensive corporate finance and business strategy experience as well as his experience with public companies.

Director Independence

Our common stock is listed on The Nasdaq Capital Market.  Under the Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors.  In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.  Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act, and the Nasdaq listing standards.  Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.

Our board of directors has undertaken a review of the independence of each of our directors.  Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Cullen, McElwee and Dr. Elias do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards.  In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described below under the heading “Related Person Transactions.”

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our company.  Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our board of directors should be separate.  However, Messrs. Soinski and Cullen, respectively, hold these positions at present.

Our Chief Executive Officer, Mr. Soinski, is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management.  In his capacity as Chairman of our board of directors, Mr. Cullen is also responsible for the guidance and oversight of senior management, monitoring the content, quality and timeliness of information sent to our board of directors, consultation with our board of directors regarding the oversight of our business affairs, presiding over meetings of our board of directors and performing such additional duties as our Board may otherwise determine and delegate.  At the end of each board meeting, the independent directors are expected to meet in executive session, without Mr. Soinski present.  Following each meeting, Mr. Cullen is expected to provide feedback to Mr. Soinski on his performance and the performance of our employees during the meeting and to recommend new agenda items for the next meeting.

Board Meetings and Committees

During our fiscal year ended December 31, 2020, our board of directors held 18 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

All of our directors who were directors at the time attended our 2020 annual meeting of stockholders telephonically. Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.  The composition and responsibilities of each of the committees of our board of directors are described below.  Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Messrs. McElwee, Cullen, and Dr. Elias serve on our audit committee.  Mr. Cullen serves as the chair of the audit committee.  Our board of directors has assessed whether all members of the audit committee meet the composition requirements of Nasdaq, including the requirements regarding financial literacy and financial sophistication.  Our board of directors found that Messrs. McElwee, Cullen, and Dr. Elias have met the financial literacy and financial sophistication requirements and that Messrs. McElwee, Cullen and Dr. Elias are independent under SEC and Nasdaq rules.  In addition, our board of directors has determined that Mr. Cullen is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act.  The audit committee’s primary responsibilities include:

●	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is Moss Adams LLP;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

●	monitoring our internal control over financial reporting, disclosure controls and procedures;

●	reviewing our risk management status;

●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our independent registered public accounting firm and management; and

●	monitoring compliance with the code of business conduct and ethics for financial management.

All audit and non-audit services must be approved in advance by the audit committee.  Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq listing standards.  A copy of the charter of our audit committee is available on our website at www.avinger.com under “Investors–Governance.” During our fiscal year ended December 31, 2020, our audit committee held four meetings.

Compensation Committee

Messrs. Cullen, McElwee and Dr. Elias serve on our compensation committee.  Mr. McElwee serves as the chair of the compensation committee.  Each member of our compensation committee meets the requirements for independence for compensation committee members under the Nasdaq listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act.  Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.  Our compensation committee is responsible for, among other things:

●	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;

●	determining the compensation of our chief executive officer and our other executive officers;

●	reviewing and making recommendations to our board of directors with respect to director compensation; and

●	overseeing and administering our equity incentive plans.

Our Chief Executive Officer and Chief Financial Officer make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee.  From time to time, the compensation committee may use outside compensation consultants to assist it in analyzing our compensation programs and in determining appropriate levels of compensation and benefits.  For example, we have periodically engaged Radford, a business unit of Aon Hewitt, to help develop our compensation philosophy, select a group of peer companies to use for compensation benchmarking purposes and advise on cash and equity compensation levels for our directors, executives and other employees based on current market practices. We did not use any compensation consultants during our year ended December 31, 2020. Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and Nasdaq listing standards.  A copy of the charter of our compensation committee is available on our website at www.avinger.com under “Investors–Governance.” During our fiscal year ended December 31, 2020, our compensation committee held four meetings.

Nominating and Corporate Governance Committee

Messrs. Cullen, McElwee and Dr. Elias serve on our nominating and governance committee. Dr. Elias serves as the chair of the nominating and governance committee.  Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations.  Our nominating and corporate governance committee is responsible for, among other things:

●	identifying individuals qualified to become members of our board of directors;

●	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

●	reviewing and making recommendations to our board of directors with respect to management succession planning;

●	developing, updating and recommending to our board of directors corporate governance principles and policies; and

●	overseeing the evaluation of our board of directors and committees.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards.  A copy of the charter of our nominating and corporate governance committee is available on our website at www.avinger.com under “Investors–Governance.” During our fiscal year ended December 31, 2020, our nominating and corporate governance committee held one meeting.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. We also look for nominees who have skills and experience that would support the short and long-term goals and strategy of the Company. Our nominating and corporate governance committee seeks to maintain an appropriate balance of backgrounds, skills, knowledge, and experience to support current and future needs. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated.

In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

Director candidates, including incumbent directors, must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints, backgrounds, and experiences. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

In addition to utilizing personal networks and relationships to identify potential candidates, our nominating and corporate governance committee may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC.  Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.  This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.  Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing.  Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors.  Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate candidates for our board of directors.  Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at 400 Chesapeake Drive, Redwood City, California 94063.  To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the nomination no earlier than August 22, 2022 and no later than September 21, 2022.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Avinger, Inc., 400 Chesapeake Drive, Redwood City, California 94063.  Our Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders.  We and our board of directors have been reviewing the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance.  We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and Nasdaq.

Based on this review, our board of directors has taken steps to implement many of these provisions and rules.  In particular, we have established charters for the audit committee, compensation committee and nominating and governance committee. We have also adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.avinger.com. Changes to or waivers of the code will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the code in the future by disclosing such information on our website.

Hedging Policy

Our directors and executive officers are prohibited from buying or selling publicly traded options, puts, calls or other derivative instruments related to Company stock. All other employees are discouraged from engaging in hedging transactions related to Company stock.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational risk.  We have designed and implemented processes to manage risk in our operations.  Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and with the assistance of its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight.  Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk.  Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management.  Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures.  Our audit committee additionally monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk.  Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.  Our compensation committee assesses risks created by the incentives inherent in our compensation policies.  Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities and evaluates the risks inherent in significant transactions.

Director Compensation

Our board of directors approved our Outside Director Compensation Policy in January 2015 to compensate each non-employee director for his or her service, and amended certain aspects of this policy in August 2018.  Our board of directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate.  Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity and cash, as described below:

Cash Compensation.  All non-employee directors will be entitled to receive the following cash compensation for their services:

●	$35,000 per year for service as a board member;

●	$25,000 per year additionally for service as chairman of the board;

●	$20,000 per year additionally for service as chairman of the audit committee;

●	$10,000 per year additionally for service as an audit committee member;

●	$15,000 per year additionally for service as chairman of the compensation committee;

●	$7,500 per year additionally for service as a compensation committee member;

●	$10,000 per year additionally for service as chairman of the nominating and corporate governance committee; and

●	$5,000 per year additionally for service as a nominating and corporate governance committee member.

All cash payments to non-employee directors, or the Retainer Cash Payments, will be paid semiannually with the first semiannual installment payable on the date of our annual meeting of stockholders or, if no annual meeting occurs in a given year, May 1, and the second semiannual installment payable on November 1 of each year.

Election to Receive RSUs in Lieu of Cash Payments.  All non-employee directors may elect to convert a Retainer Cash Payment into RSUs, or Retainer RSUs, with a grant date fair value equal to the applicable Retainer Cash Payment.  Each Retainer RSU will be granted on the date that the applicable Retainer Cash Payment was scheduled to be paid, and all of the shares underlying the Retainer RSUs will vest and become exercisable six months from the date of grant, subject to continued service as a director through the applicable vesting date.  The Retainer RSUs will be subject to certain terms and conditions as described below under the section titled “Director Compensation—Equity Compensation.”

Elections to convert a Retainer Cash Payment into a Retainer RSU must generally be made on or prior to December 31 of the year prior to the year in which the Retainer Cash Payment is scheduled to be paid, or such earlier deadline as is established by our board of directors or compensation committee.  A newly appointed non-employee director will be permitted to elect to convert Retainer Cash Payments payable in the same calendar year into Retainer RSUs, provided that such election is made prior to the date the individual becomes a non-employee director.

Equity Compensation.  Nondiscretionary, automatic grants of RSUs will be made to our non-employee directors.

●

Initial Grant.  Generally, each person who first becomes a non-employee director will be granted RSUs having a grant date fair value equal to $115,000, or the Initial Grant.  The Initial Grant will typically be granted on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became a non-employee director.  The Initial Grant will vest and become exercisable as to one thirty-sixth (1/36th) of the shares subject to such Initial Grant on each monthly anniversary of the commencement of the non-employee director’s service as a director, subject to the continued service as a director through the applicable vesting date.

●

Annual Grant.  Once each calendar year, on the same date that our board of directors grants annual equity awards to our senior executives, each non-employee director will be granted RSUs having a grant date fair value equal to $75,000, or the Annual Grant.  All of the shares underlying the Annual Grant will vest and become exercisable one year from the date of grant, subject to continued service as a director through the applicable vesting date.

The grant date fair value is the closing sales price for the Company’s common stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date such award is granted.

Any RSUs granted under our outside director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our 2015 Plan, provided that the holder remains a director through such change in control.  Further, our 2015 Plan provides that in the event of a merger or change in control, as defined in our 2015 Plan, each outstanding equity award granted under our 2015 Plan that is held by a non-employee director will fully vest, all restrictions on the shares subject to such award will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such optionee remains a director through such merger or change in control.

2021 Changes to Director Compensation

Notwithstanding the above, pursuant to the authority of our board of directors to revise non-employee director compensation, our board of directors has deemed it appropriate and necessary to pay the Annual Grant for the year 2021 in the amount of $75,000 in cash, in lieu of making the 2021 Annual Grant in the form of RSUs.

Compensation for Fiscal Year 2020

The following table sets forth a summary of the compensation received by our non-employee directors who received compensation during our fiscal year ended December 31, 2020:

	Fees earned or	Option	Stock
Name	paid in cash	awards(1)	awards(2)	Total
James G. Cullen	$92.500	$-	$-	$92,500
James B. McElwee	$65,000	$-	$-	$65,000
Tamara Elias	$84,773	$-	$-	$84,773

(1)	As of December 31, 2020, Messrs. Cullen and McElwee had outstanding options to purchase a total of 3,429 and 286 shares of our common stock, respectively.
(2)	During 2020, our non-employee directors did not receive an Annual RSU grant due to insufficient shares available within the 2015 Stock Plan.

On March 10, 2021, the Company granted to Dr. Elias 90,000 RSUs, of which 45,000 immediately vested, with the remaining RSUs vesting on September 10, 2022.

Directors who are also our employees receive no additional compensation for their service as directors.  During 2020, Jeffrey M. Soinski, our President, Chief Executive Officer and a director, was also our employee.  See the section titled “Summary Compensation Table” below for additional information about the compensation for Mr. Soinski.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of four members.  In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors.  At the Annual Meeting, two Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.  Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.  This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, James G. Cullen and Tamara Elias as nominees for election as Class III directors at the Annual Meeting.  If elected, James G. Cullen and Tamara Elias will serve as Class III directors until our 2024 annual meeting of stockholders and until his successor is duly elected and qualified.  James G. Cullen and Tamara Elias are currently directors of our company.  For information concerning James G. Cullen and Tamara Elias, please see the section of this proxy statement titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet, but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of James G. Cullen and Tamara Elias.  We expect that James G. Cullen and Tamara Elias will accept such nomination; however, in the event that he or she is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.  If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will not vote your shares on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved.  Broker non-votes and abstentions will have no effect on this proposal. If a proxy card is signed and returned but no direction is made, the persons named in your proxy will vote your shares “FOR” each of the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Moss Adams LLP, or Moss Adams, independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2021.  Moss Adams has served as our independent registered public accounting firm since October 11, 2017.

Notwithstanding the appointment of Moss Adams and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders.  At the Annual Meeting, our stockholders are being asked to ratify the appointment of Moss Adams as our independent registered public accounting firm for our fiscal year ending December 31, 2021.  Our audit committee is submitting the appointment of Moss Adams to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of Moss Adams will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Moss Adams, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the years ended December 31, 2020 and 2019 by Moss Adams.  All fees below were approved by our Audit Committee.

Year ending December 31,	2020	2019
Audit fees(1)	$629,041	$469,832
Audit related fees	14,450	13,650
Tax fees	-	-
All other fees	-	-
Total	$643,491	$483,482

(1)

Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements, assistance with registration statements filed with the SEC, and services that are normally provided by our independent registered public accounting firm in connection with regulatory filings or engagements.  For the years ended December 31, 2020 and 2019, audit fees also include fees related to our public offerings and review of documents filed with the SEC of $281,491 and $95,045, respectively.

Auditor Independence

In our fiscal year ended December 31, 2020, there were no other professional services provided by Moss Adams that would have required our audit committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm.  Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence.  All fees paid to Moss Adams for our fiscal years ended December 31, 2020 and 2019 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Moss Adams as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions will have the effect of a vote AGAINST the proposal. Because the appointment of an independent registered public accounting firm is considered a routine matter under applicable stock exchange rules, we do not anticipate any broker non-votes with respect to this proposal. If a proxy card is signed and returned but no direction is made, the persons named in your proxy will vote your shares “FOR” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS.

PROPOSAL NO. 3

APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this Proxy Statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the Summary Compensation Table and related compensation tables and narrative in this Proxy Statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL NO. 4

APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE PREFRRED FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

Stockholders are entitled to vote at the Annual Meeting regarding whether the stockholder advisory vote on the compensation of our named executive officers as required by Section 14A of the Exchange Act (and as presented in Proposal No. 3 of this proxy statement), should occur annually, every two years or every three years. Stockholders will also have the option to abstain from voting on the matter. The stockholder vote on the frequency of the advisory vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board. Such an advisory vote is provided to stockholders every six years. Although the vote is a non-binding, advisory vote, both the Board and our Compensation Committee will take into account the outcome of the vote when determining the frequency of the stockholder vote on named executive officer compensation.

The Board recommends that future advisory votes on executive compensation continue to occur every year as a means to provide us with timely and direct feedback from stockholders. As discussed in the "Executive Compensation" section of this Proxy Statement and the related tables and narrative disclosure, our executive compensation program emphasizes long-term incentives designed to reward sustainable performance. However, we believe that holding an annual advisory vote on executive compensation will best align with the information we provide annually regarding our executive compensation program. In addition, we are aware of the significant interest in executive compensation matters by investors and the general public, and we value and encourage constructive dialogue with our stockholders on these matters.

Please note that because advisory votes on executive compensation would occur well after the beginning of the year, and because the various elements of our executive compensation program are integrated and complement one another, it may not always be feasible or appropriate to change our executive compensation program by the time of the following year's annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS “1 YEAR” AS THE PREFERRED FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the Nasdaq listing standards and rules and regulations of the SEC.  The audit committee operates under a written charter approved by the board of directors, which is available on the company’s website at www.avinger.com under “Investors—Governance.” The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The audit committee will review and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s financial statements.  The company’s independent registered public accounting firm, Moss Adams, is responsible for auditing these financial statements.  It is the responsibility of the audit committee to oversee these activities.  It is not the responsibility of the audit committee to prepare the company’s financial statements.  These are the fundamental responsibilities of management.  In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements with management and Moss Adams;

●	discussed with Moss Adams the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

●

received the written disclosures and the letter from Moss Adams required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Moss Adams its independence.

Based on the audit committee’s review and discussions with management and Moss Adams, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

James G. Cullen (Chair)

James B. McElwee

Tamara Elias

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers as of October 1, 2021.  Our executive officers are appointed by, and serve at the discretion of, our board of directors.  Each of our executive officers serves at the discretion of our board of directors and holds office until his successor is duly elected and qualified or until his earlier resignation or removal.  There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Jeffrey M. Soinski	59	President, Chief Executive Officer and Director
Mark Weinswig	48	Chief Financial Officer
Himanshu N. Patel	61	Chief Technology Officer

For a brief biography of Mr. Soinski, please see the section of this Proxy Statement titled “Nominees for Director.”

Mark Weinswig has served as our Chief Financial Officer since June 2018. Prior to joining the Company, Mr. Weinswig served as Chief Financial Officer at Aqua Metals, Inc., a Nasdaq-listed heavy metal recycling company, from August 2017 to March 2018. Mr. Weinswig has previously served as Chief Financial Officer of One Workplace, a designer and manufacturer of customized workspaces, from July 2016 to July 2017. From October 2010 to June 2016, Mr. Weinswig served as Chief Financial Officer of Emcore Corporation, a Nasdaq-listed designer and manufacturer of indium phosphide optical chips, components, subsystems and systems for the broadband and specialty fiber optics market. Earlier in his career Mr. Weinswig worked at Coherent, Inc., Avanex Corporation, which merged with Bookham Technology, Morgan Stanley and PricewaterhouseCoopers. He received an M.B.A. from the University of Santa Clara and a B.S. in business administration with an accounting major from Indiana University. He has earned the CFA and CPA designations.

Himanshu N. Patel co-founded Avinger in 2007 and has served as our Chief Technology Officer from January 2011 to November 2011 and since October 2013. From September 1999 to February 2007, Mr. Patel held various research and development positions, including Director of Advanced Technologies, at FoxHollow Technologies. Mr. Patel previously held research and development positions at EndoTex Interventional Systems and General Surgical Innovations. Mr. Patel holds a B.S. in Mechanical Engineering from M.S. University of Baroda, India, and an M.S. in Mechanical Engineering from the University of Florida.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions.  Our compensation committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation.  Our compensation committee has the sole authority to determine our Chief Executive Officer’s compensation.  In addition, our compensation committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers. Our Chief Executive Officer and Chief Financial Officer also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee.

The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer and our two other most highly compensated executive officers in our fiscal years ended December 31, 2020 and 2019.  The individuals listed in the table below are our named executive officers for our fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Jeffrey M. Soinski(3)	2020	376,667	-	-	-	128,236	-	495,903
President and Chief Executive Officer	2019	399,168	-	86,250	-	121,988	-	607,406
Himanshu Patel (3)	2020	282,500	-	-	-	76,942	-	359,442
Chief Technology Officer	2019	298,333	-	57,500	-	71,101	-	426,935
Mark B. Weinswig	2020	282,500	-	-	-	76,942	-	359,442
Chief Financial Officer	2019	300,000	-	57,500	-	74,448	-	431,948

(1)

The amounts reported represent the aggregate grant-date fair value of the stock awards and stock options awarded to the named executive officer in 2020 and 2019, calculated in accordance with ASC Topic 718.  Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions.  The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section of this Annual Report on Form 10-K titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)

The amounts reported for 2020 are inclusive of salary reductions for the above individuals as part of temporary cost saving measures employed by the company due to the adverse effects of COVID-19 pandemic on its business.

(3)	Mr. Soinski's and Mr. Patel's salary were increased in February 2019 to $400,000 and $300,000, respectively.
(4)

Non-equity incentive plan compensation includes cash awards granted at the discretion of the Compensation Committee under our Executive Incentive Compensation Plan for achieving certain performance-based criteria.

Executive Employment Letters

Jeffrey M. Soinski

We entered into an employment offer letter in December 2014 with Jeffrey M. Soinski, our President and Chief Executive Officer.  The letter has no specific term and provides for at-will employment.  The letter also provides that, in 2015, Mr. Soinski was eligible to receive an annual performance bonus of up to 40% of his annual salary based on the achievement of certain goals mutually agreed upon by him and our board of directors.  Effective January 1, 2016, Mr. Soinski’s annual base salary was $390,000 and his target bonus percentage was increased from 40% to 50%. Effective February 1, 2019, Mr. Soinski’s annual base salary was increased to $400,000. On September 9, 2020, Mr. Soinski’s target bonus percentage was increased from 50% to 75%.

Pursuant to Mr. Soinski’s employment offer letter, if, within the 12-month period following a “change in control,” we terminate Mr. Soinski’s employment without “cause,” or Mr. Soinski resigns for “good reason” (as such terms are defined in Mr. Soinski’s employment offer letter), Mr. Soinski will receive accelerated vesting as to 100% of his outstanding unvested stock options.  If we experience a change in control, and Mr. Soinski remains our employee through such date, Mr. Soinski will receive accelerated vesting as to 50% of his outstanding unvested stock options and/or restricted stock.

If we terminate Mr. Soinski without cause at any time, he will be entitled to receive 12 months of base salary and COBRA medical and dental insurance coverage, in each case payable in substantially equal installments in accordance with our payroll practices, as severance, in exchange for signing and not revoking a severance agreement and general release against us and our affiliates within 60 days following his termination of employment.

Mark Weinswig

Pursuant to an Employment Offer Letter between the Company and Mr. Weinswig, dated as of June 11, 2018, Mr. Weinswig is entitled to receive as compensation (i) a base salary of $300,000; (ii) a discretionary bonus targeted at 40% of his base salary, subject to achievement of mutually agreed performance goals and payable semi-annually; and (iii) other standard benefits provided to each of the Company’s executive officers. On September 9, 2020, Mr. Weinswig’s target bonus percentage was increased from 40% to 60%.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis.  We may make a discretionary matching contribution to the 401(k) plan, and may make a discretionary employer contribution to each eligible employee each year.  To date, we have not made any matching or profits sharing contributions into the 401(k) plan.  All participants’ interests in our matching and profit sharing contributions, if any, vest pursuant to a four-year graded vesting schedule from the time of contribution.  Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.  The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.  As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2020.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable (3)	Unexercisable	($)(4)	Date	Vested (#)	($)(5)
Jeffrey M. Soinski	12/31/2014(1)(7)	1,549	—	1,800	12/31/2024	—	—
	3/7/2016 (2)(7)	151	—	5,184	3/7/2026	—	—
	3/13/2017 (2) (7)	142	9	820	3/13/2027	—	—
	3/13/2017 (2)(8)	—	—	—	—	18	8
	9/5/2018(2) (9)	—	—	—	—	16,666	7,335
	9/18/2019(2) (9)	—	—	—	—	50,000	22,005

Himanshu Patel	11/5/2013 (1) (6)	57	—	8,100	11/5/2023	—	—
	12/31/2014(1)(7)	435	—	1,800	12/31/2024	—	—
	3/3/2016(2) (7)	63	—	5,196	3/3/2026	—	—
	3/13/2017 (2) (7)	71	5	820	3/13/2027	—	—
	3/13/2017 (2) (8)	—	—	—	—	9	4
	9/5/2018(2) (9)	—	—	—	—	10,000	4,401
	9/18/2019(2) (9)	—	—	—	—	33,334	14,670

Mark Weinswig	9/5/2018(2) (9)	—	—	—	—	8,333	3,667
	9/18/2019(2) (9)	—	—	—	—	33,334	14,670

(1)

Each of the outstanding equity awards was granted pursuant to our 2009 Stock Plan.  No additional awards may be granted under the 2009 Stock Plan, and all awards granted under the 2009 Stock Plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued become available for grant under the 2015 Plan in accordance with its terms.

(2)	Each of the outstanding equity awards was granted pursuant to our Amended and Restated 2015 Equity Incentive Plan.
(3)	All of our options granted pursuant to our 2009 Stock Plan are early exercisable subject to the Company’s right to repurchase any unvested shares.
(4)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(5)

This column represents the market value of the unvested shares of our common stock underlying the RSUs as of December 31, 2020, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $0.44 per share.

(6)

25% of the shares of our common stock subject to this option vested on October 11, 2014, and the balance vested in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(7)

25% of the shares of our common stock subject to this option vested on the one year anniversary of the grant date, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(8)

25% of the shares of our common stock subject to this stock award vests on the one year anniversary of the grant date, and the balance vests in 3 successive equal annual installments, subject to continued service through each such vesting date.

(9)

33.3% of the shares of our common stock subject to this stock award vests on the one year anniversary of the grant date, and the balance vests in 2 successive equal annual installments, subject to continued service through each such vesting date.

Potential Payments upon Termination or Change of Control

Jeffrey M. Soinski

In March 2018, we entered into a change of control and severance agreement with Jeffrey M. Soinski, which was subsequently amended in March 2020. Under this agreement, as amended, if, within the 18 month period following a “change of control,” we terminate Mr. Soinski’s employment other than for “cause,” death or disability, or the employee resigns for “good reason” (as such terms are defined in the employee’s employment agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the employee’s monthly base salary and pro rated target bonus, as then in effect, for a period of 12 months plus one month for every year of service completed for the Company (provided that such severance shall not exceed 18 months), (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for employee and employee’s dependents for up to 12 months, (iii) accelerated vesting as to 100% of the employee’s outstanding unvested stock options and/or restricted stock, and (iv) the extension of the post-termination exercise period of any options held by the employee for a period of 1 year.  Additionally, if we experience a change in control, 50% of Mr. Soinski’s outstanding unvested stock options and/or restricted stock will vest. In the event of any conflict between Mr. Soinski’s change of control and severance agreement and his offer letter, described above under “Executive Employment Letters,” he will be entitled to the greater of the benefits provided by either. The agreement also provides that if the employee is employed by the Company or the Company’s successor on the date that is 12 months following a change of control, then the employee will be entitled to a lump sum bonus payment in an amount equal to what the employee would have received as a severance payment if the employee had been terminated other than for cause, death or disability.

Himanshu Patel

We previously entered into a change of control and severance agreement with Himanshu Patel, which was subsequently amended in March 2020. Under this agreement, as amended, if, within the 18 month period following a “change of control,” we terminate Mr. Patel’s employment other than for “cause,” death or disability, or the employee resigns for “good reason” (as such terms are defined in the employee’s employment agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the employee’s monthly base salary and pro rated target bonus, as then in effect, for a period of 12 months plus one month for every year of service completed for the Company (provided that such severance shall not exceed 18 months), (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for employee and employee’s dependents for up to 12 months, (iii) accelerated vesting as to 100% of the employee’s outstanding unvested stock options and/or restricted stock, and (iv) the extension of the post-termination exercise period of any options held by the employee for a period of 1 year. The agreement also provides that if the employee is employed by the Company or the Company’s successor on the date that is 12 months following a change of control, then the employee will be entitled to a lump sum bonus payment in an amount equal to what the employee would have received as a severance payment if the employee had been terminated other than for cause, death or disability.

Mark Weinswig

In June 2018, we entered into a change of control and severance agreement with Mark Weinswig, which was subsequently amended in March 2020. Under this agreement, as amended, if, within the 18 month period following a “change of control,” we terminate Mr. Weinswig’s employment other than for “cause,” death or disability, or the employee resigns for “good reason” (as such terms are defined in the employee’s employment agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the employee’s monthly base salary and pro rated target bonus, as then in effect, for 12 months plus one month for every year of service completed for the Company (provided that such severance shall not exceed 18 months), (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for employee and employee’s dependents for up to 12 months, (iii) accelerated vesting as to 100% of the employee’s outstanding unvested stock options and/or restricted stock, and (iv) the extension of the post-termination exercise period of any options held by the employee for a period of 1 year.  Additionally, if we experience a change in control, 50% of Mr. Weinswig’s outstanding unvested stock options and/or restricted stock will vest. In the event of any conflict between Mr. Weinswig’s change of control and severance agreement and his offer letter, described above under “Executive Employment Letters,” he will be entitled to the greater of the benefits provided by either. The agreement also provides that if the employee is employed by the Company or the Company’s successor on the date that is 12 months following a change of control, then the employee will be entitled to a lump sum bonus payment in an amount equal to what the employee would have received as a severance payment if the employee had been terminated other than for cause, death or disability.

Executive Incentive Compensation Plan

Our board of directors has adopted an Executive Incentive Compensation Plan, or the Bonus Plan, that is administered by our compensation committee.  The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.

Under the Bonus Plan, our compensation committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria.  Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures, and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met.  The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis.  The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period.  The actual award may be below, at or above a participant’s target award, in the compensation committee’s discretion.  Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid.  Our compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

Retention Bonuses

On March 9, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of the Company determined to provide certain incentive payments (the “Retention Bonuses”) to certain full-time executive officers and vice presidents of the Company, including Jeffrey M. Soinski, Mark Weinswig, and Himanshu Patel, who serve as the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, respectively (the “Bonus Officers”), based on certain performance goals. The Retention Bonus consists of incentive payments in an amount equal to 100% of such Bonus Officer’s annual salary as of December 31, 2023, 50% of which will be paid if such Bonus Officer is in good standing in their service at the Company on December 31, 2023, and 50% to be paid if such Bonus Officer is in good standing in their service at the Company on December 31, 2024 (each, a “Retention Bonus Payment”). The Retention Bonus Payments may be paid in cash or equity, or a combination of both, as determined by the Committee. In addition, the Retention Bonus Payments shall accelerate in the event of a Change in Control, as defined in the Company’s Amended and Restated 2015 Equity Incentive Plan, provided that the Bonus Officer remains in his or her respective position through such Change in Control. Each Retention Bonus Payment shall be increased in the event that the price of the common stock of the Company is above $3.00 (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of such Retention Bonus Payment, according to the schedule below:

●

If the stock price is between $3.00 and $3.99 (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of the Retention Bonus Payment, such Retention Bonus Payment shall be increased by 25%;

●

If the stock price is between $4.00 and $4.99 (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of the Retention Bonus Payment, such Retention Bonus Payment shall be increased by 50%; and

●

If the stock price is $5.00 or above (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) as of the date of the Retention Bonus Payment, such Retention Bonus Payment shall be increased by 100%.

The Retention Bonuses are in addition to any other bonus to which the Bonus Officers may be entitled under the Company’s Bonus Plan.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders.  The following table provides information as of December 31, 2020, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	419,463	$1,241.59	225,048

(1)

Includes the following plans: our 2009 Stock Plan and our 2015 Plan.  Our 2015 Plan provides that on the first day of each fiscal year commencing in fiscal year 2016, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of (i) 4,225 shares of common stock, (ii) 5.0% of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors.

(2)	The weighted average exercise price does not take into account outstanding restricted stock, or RSUs, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of September 30, 2021 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors and nominees for director; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 95,562,955 shares of our common stock outstanding as of September 30, 2021. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of September 30, 2021.  However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Avinger, Inc., 400 Chesapeake Drive, Redwood City, California 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
Named Executive Officers and Directors:
Jeffrey M. Soinski(1)	118,255	*
Himanshu Patel(2)	290,707	*
Mark Weinswig(3)	80,382	*
James G. Cullen(4)	73,465	*
James B. McElwee(5)	70,130	*
Tamara N. Elias	45,000	*
All executive officers, directors and director nominees as a group (6 individuals)(6)	677,939	*

*	Represents ownership of less than 1%
(1)	Consists of (i) 116,404 shares of common stock held of record by Mr. Soinski, and (ii) 1,851 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 2021.
(2)

Consists of (i) 85,076 shares of common stock held of record by Mr. Patel, (ii) warrants to purchase 5,000 shares of common stock, (iii) 631 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 2021, and (iv) 200,000 shares of common stock that are issuable upon the conversion of shares of Series B preferred stock that are immediately convertible to common stock.

(3)	Consists of 80,382 shares of common stock held of record by Mr. Weinswig.
(4)

Consists of (i) 69,852 shares of common stock held of record by 2000 James Cullen Generation Skipping Family Trust, (ii) 184 shares of common stock held by Gilbert Investments, LLC and (iii) 3,429 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 2021. Mr. Cullen has sole voting and dispositive power with respect to shares held by Gilbert Investments, LLC and James Cullen Generation Skipping Family Trust.  Mr. Cullen does not have a pecuniary interest in the James Cullen Generation Skipping Family Trust and disclaims beneficial ownership in Gilbert Investments, LLC except to the extent of his pecuniary interest therein.

(5)	Consists of (i) 69,856 shares of common stock held of record by Mr. McElwee, and (ii) 274 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 2021.
(6)

Consists of (i) 466,754 shares of common stock, (ii) warrants to purchase 5,000 shares of common stock, (iii) 6,185 shares of common stock issuable upon exercise of options exercisable within 60 days of September 30, 2021 and (iv) 200,000 shares of common stock that are issuable upon the conversion of shares of Series B preferred stock that are immediately convertible to common stock.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2019, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

We have entered into employment and separation arrangements with certain current and former executive officers.  For more information on these employment and separation agreements, see the section titled “Executive Compensation—Executive Employment Letters” in Item 11 above.

We have entered into indemnification agreements with our directors and executive officers.  The indemnification agreements, as well as our certificate of incorporation and bylaws, require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee.  Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval.  In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement.  This proxy statement and our annual report are posted on our website at www.avinger.com and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our annual report without charge by sending a written request to Avinger, Inc., Attention: Investor Relations, 400 Chesapeake Drive, Redwood City, California 94063.

*       *       *

The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Redwood City, California
November 5, 2021

AVINGER, INC.
400 CHESAPEAKE DRIVE
REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on December 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on December 19, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
You may vote in person by attending the Annual Meeting. See proxy statement for additional instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D62453-P63963 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVINGER, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect Two Class III directors to serve until the 2024 annual meeting of stockholders and until such person's successor is duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James G. Cullen
02) Tamara Elias

The Board of Directors recommends you vote FOR Proposals 2 and 3 and "1 year" for Proposal 4:

	1 Year	2 Years	3 Years	Abstain
4. To approve on a non-binding advisory basis the preferred frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D62454-P63963

AVINGER, INC.
Annual Meeting of Stockholders
December 20, 2021 1:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey M. Soinski and Mark Weinswig, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AVINGER, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM Pacific Time on December 20, 2021, at our offices at 400 Chesapeake Drive, Redwood City, California 94063, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side